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                                                                    Exhibit 99.1





                              FOR IMMEDIATE RELEASE

                        FOR FURTHER INFORMATION, CONTACT:
                 BRIAN ARSENAULT, SVP, CORPORATE COMMUNICATIONS
                                  207 761-8517



                 BANKNORTH GROUP, INC. ANNOUNCES PUBLIC OFFERING
               OF $200 MILLION OF 8.0% TRUST PREFERRED SECURITIES

         Portland, Maine (February 15, 2002) -- Banknorth Group, Inc. (Nasdaq:
BKNG) announced today that it had entered into an agreement to sell 8,000,000 shares of 8.0% Trust Preferred Securities of Banknorth Capital Trust II, an indirect subsidiary of Banknorth, at $25 per share, or $200 million in the aggregate, in an underwritten public offering managed by Keefe, Bruyette & Woods, Inc. and Lehman Brothers Inc. Proceeds from the offering will strengthen Banknorth's capital position and enhance its ability to take advantage of future opportunities.

         The Trust Preferred Securities represent undivided preferred beneficial interests in Banknorth Capital Trust II and are fully and unconditionally guaranteed by Banknorth on a subordinated basis.

         Net proceeds from the offering will be invested by Banknorth Capital Trust II in junior subordinated debentures of Banknorth. Proceeds from the issuance of these debentures will be used by Banknorth for general corporate purposes. The Trust Preferred Securities will constitute Tier 1 capital of Banknorth for regulatory purposes.

         The Trust will redeem all of the outstanding Trust Preferred Securities when the junior subordinated debentures are repaid by it at maturity. The junior subordinated debentures mature on April 1, 2032 and are redeemable by Banknorth at par on or after April 1, 2007.

         The Trust will apply to have the Trust Preferred Securities listed on the New York Stock Exchange under the symbol "BGI.T." Trading of the Trust Preferred Securities is expected to commence within 30 days after issuance of the securities on or about February 22, 2002.

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         A copy of the Prospectus relating to this offering may be obtained by contacting Keefe, Bruyette & Woods, Inc., The Equitable Building, 787 Seventh Avenue, 4th Floor, New York, New York 10019, Attn: Jeff Evans, or Lehman Brothers Inc., c/o Ivan Flores, ADP, 55 Mercedes Way, Edgewood, New York 11717.

         Banknorth Group, Inc., headquartered in Portland, Maine is a $21.1 billion financial services holding company. Banknorth's subsidiary bank, Banknorth NA, operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New York and Vermont. Through the Bank, Banknorth also operates subsidiaries and divisions engaged in insurance, trust and investments, leasing, mortgage banking, government banking and other financial services.

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